UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

Midstates Petroleum Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35512 (Commission File Number)	45-3691816 (I.R.S. Employer Identification No.)

4400 Post Oak Parkway, Suite 1900 Houston, Texas (Address of principal executive offices)	77027 (Zip Code)

Registrant’s telephone number, including area code:  (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 20, 2013, Midstates Petroleum Company, Inc. (“Midstates”) and Midstates Petroleum Company LLC (“Midstates Sub”), a wholly owned subsidiary of Midstates, entered into the Assignment and Third Amendment to the Second Amended and Restated Credit Agreement among Midstates, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (the “Third Amendment”). The Third Amendment amends the Second Amended and Restated Credit Facility dated as of June 8, 2012 among Midstates, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (as amended, the “Credit Facility”).

The Third Amendment provides that, upon the consummation of the previously announced acquisition contemplated by our Purchase and Sale Agreement with Panther Energy Company, LLC, Red Willow Mid-Continent, LLC, and Linn Energy Holdings, LLC (the “Panther Acquisition”) and the satisfaction of other customary conditions, the Credit Facility will automatically be amended to accommodate the issuance, incurrence and/or compliance with the terms of the debt instruments that are contemplated to be issued or incurred in connection with the Panther Acquisition. In addition, among other things, the Credit Agreement will be amended to permit the incurrence of certain unsecured indebtedness in furtherance of the Panther Acquisition in an amount not to exceed $700 million without a corresponding reduction in borrowing base, and to provide for a borrowing base of $425 million, subject to reduction in the event that the amount of assets acquired in connection with the Panther Acquisition is less than expected. Upon the satisfaction of these conditions to this further amendment of the Credit Facility, the Credit Facility will mature on the fifth anniversary of the date when such conditions are satisfied.

The Third Amendment also amends the Credit Facility to provide that Midstates Sub’s ratio of total net indebtedness to EBITDA for the trailing four fiscal quarter period ending on the last day of such fiscal quarter cannot exceed (i) 4.00:1.0, for the fiscal quarter ending March 31, 2013, (ii) 4.50:1.0, for the fiscal quarters ending June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, and June 30, 2014, (iii) 4.25:1.0, for the fiscal quarters ending September 30, 2014 and December 31, 2014, and (iv) 4.00:1.0, for the fiscal quarter ending March 31, 2015 and each fiscal quarter thereafter.

The Credit Facility, as amended, contains and will contain upon its further amendment representations and warranties, affirmative, negative and financial covenants and events of default similar to those set forth in the Credit Facility prior to the Third Amendment.

Certain of the lenders, arrangers and agents under the Credit Facility or their affiliates are serving as initial purchasers in our previously announced private placement of senior notes or are acting as our financial advisors in connection with the Panther Acquisition.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith, as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Assignment and Third Amendment to the Second Amended and Restated Credit Agreement, dated as of May 20, 2013, among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lenders and parties party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: May 22, 2013	By:	/s/ Eric J. Christ
Eric J. Christ
Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1

Assignment and Third Amendment to the Second Amended and Restated Credit Agreement, dated as of May 20, 2013, among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lenders and parties party thereto.